CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 24, 2020, relating to the financial statements and financial highlights of USCA Premium Buy-Write Fund, a series of USCA Fund Trust, for the year ended September 30, 2020, and to the reference to our firm under the heading “Financial Highlights” in the Prospectus.

Cohen & Company, Ltd.
Milwaukee, Wisconsin
December 18, 2020